EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This AGREEMENT is made the 19th day of January, 2006 between PROSPERITY BANK a Texas banking association, (referred to as the “EMPLOYER”) having a principal place of business at 1301 North Mechanic Street, El Campo, TX 77437, hereinafter referred to as “Employer,” and HARVEY E. ZINN who resides at 2307 Country Club Boulevard, Sugar Land, Texas, 77478 hereinafter referred to as “Employee” (the “Agreement”).

ARTICLE I

TERM OF EMPLOYMENT

Employer hereby employs Employee and Employee hereby accepts employment with Employer for a period of THREE (3) years (the “Initial Term”) beginning on the Effective Time (as that term is defined in that certain Agreement and Plan of Reorganization dated as of November 16, 2005 (the “Merger Agreement”) by and among Prosperity Bancshares, Inc. and SNB Bancshares, Inc. (referred to herein as the Effective Date); provided, however, that this Agreement may be terminated earlier as hereinafter provided. Following the Initial Term, Employee’s employment shall continue by automatic, successive, one-month “evergreen” renewals (each such successive renewal period together with the Initial Term, the “Term”), unless either party declines to renew. A party declining to renew must provide to the other party written notice of the non-renewal at least fourteen (14) calendar days prior to the end of the then-current term.

ARTICLE II

DUTIES OF EMPLOYEE

2.1 Primary Duties. Employee is hereby employed by Employer as Houston Area Chairman of Prosperity Bank and shall primarily manage the solicitation and servicing of loan and depository accounts of Employer associated with the locations of Employer which were previously those of Southern National Bank and shall perform such other work as may be assigned to him subject to the instructions, directions, and control of Employer, which shall be consistent with the type of nature of work normally performed by banking officers.

2.2 Location. Employee shall work in Sugar Land, Texas and shall be furnished with an office and other business facilities and services sufficient to carry out his duties of office.

2.3 Changes of Duties or Location-Mutual Consent. The duties and title of Employee and the location at which Employee shall work may be changed from time to time by the mutual consent of Employer and Employee without resulting in a rescission of this Agreement. Notwithstanding any such change, the employment of Employee shall be construed as continuing under this Agreement as modified.

ARTICLE III

ENGAGING IN OTHER EMPLOYMENT

During the term of this Agreement, Employee shall devote all of his entire productive time, ability, and attention to the business of Employer during Employer’s normal business hours. During the term of this Agreement and during any non-competition period described in Article VI hereof, Employee shall not directly or indirectly render any services of a business, commercial, or professional nature relating to banking or financial matters to any other person or organization, whether for compensation or otherwise, without prior written consent of Employer.

ARTICLE IV

COMPENSATION

4.1 Base Salary. As compensation for employment services rendered under this Agreement, Employee shall be entitled to receive from Employer an annual salary (“Base Salary”) of $280,000, paid semi-monthly and prorated for any partial employment period during the Term of this Agreement. The Base Salary shall be subject to review in accordance with the then existing procedures of Employer but may not be lowered without Employee’s consent.

4.2 Other Compensation. Employee shall be eligible to participate in the Prosperity Bank Bonus Plan. Additionally, Employee shall be entitled to participate in stock based incentive compensation programs administered by the Board of Directors of Prosperity Bancshares, Inc. pursuant to the plans then in effect.

ARTICLE V

REIMBURSEMENT OF EMPLOYEE BUSINESS EXPENSES AND

PARTICIPATION IN EMPLOYER BENEFIT PLANS

5.1 Out of Pocket Expenses. Employee is authorized to incur reasonable business expenses for promoting the business of Employer, including expenditures for entertainment, meals and travel, including, without limitation, trade association convention attendance, country club dues, and other similar business expenses. During the term of Employee’s employment with Employer, Employer will reimburse Employee from time to time for all such business expenses provided that Employee presents Employer with appropriate documentation of such expenditures in accordance with Employer’s established procedures relating to such reimbursements. During the term of this employment, Employer will reimburse Employee for Employee’s membership dues at the Sugar Creek Club.

5.2 Participation in Employer Benefit Plans. Until the termination of Employee’s employment, Employee will be eligible to participate in all employee benefit plans generally available to the officers and employees of Employer and in accordance with the terms of such plans.

5.3 Automobile Allowance. During the term of Employee’s employment with Employer, Employer shall provide Employee with an annual automobile allowance of $9,600.00, which shall be paid in equal amounts through the normal payroll practices of Employer.

5.4 Cell Phone Allowance. During the term of Employee’s employment with Employer, Employer shall provide Employee with an annual cell phone allowance of $900.00, paid in equal amounts through the normal payroll practices of Employer.

ARTICLE VI

NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION COVENANT

6.1 Non-Disclosure Obligations.

a)

“Confidential Information” means and includes Employer’s confidential and/or proprietary information and/or trade secrets, including those obtained by the acquisition of Southern National Bank of Texas, that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the : information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques; including contact names, services provided, pricing, type and amount of services used, financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information. The term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party,

(ii) was available to the disclosing party on a non-confidential basis from a source other than the non-disclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement. Employee acknowledges that Employer’s business is highly competitive, that this Confidential Information constitutes a valuable, special and unique asset used by Employer in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Employer.

b)	Employee agrees that Employee will not, at any time during his employment with Employer or after the termination of such employment with Employer for any reason, make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Employer, or third parties, or make any use thereof, directly or indirectly, except in working for Employer. Employee also agrees that Employee shall deliver promptly to Employer upon the termination of employment or at any other time at Employer’s reasonable request, without retaining any copies, all documents and other material in Employee’s possession relating, directly or indirectly, to any Confidential Information or other information of Employer, or Confidential Information or other information regarding third parties, learned as an employee of Employer.

6.2 Non-Competition Obligations. Immediately upon the Effective Date of this Agreement, Employer shall provide Employee with Confidential Information relating to Employer’s business and specialized training regarding Employer’s methodologies and business strategies, which will enable Employee to perform his job for Employer. Employee also will have immediate access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint ventures, investors, financing sources, etc., of Employer. In order to protect the Confidential Information and in order to enforce Employee’s agreement not to disclose Confidential Information, Employer and Employee agree to the non-competition provisions set forth in this Article VI.

6.3 Employee Obligations. Employee agrees that, for the period (the “Non-Competition Period”) beginning on the Effective Date of this Agreement and for 12 months following the termination of his employment hereunder, Employee will not, except as an employee of Employer, in any capacity for Employee or others, directly or indirectly:

a)	compete or engage, anywhere in the geographic area comprised of the fifty (50) mile radius surrounding any Prosperity banking center, or any other banking center operated or owned directly or indirectly by Prosperity (the “Market Area”), in a business similar to that of Employer, or compete or engage in that type of business which Employer has plans to engage in, or any business which Employer has engaged in during the preceding twelve (12) month period if within the twenty-four (24) months before the termination of Employee’s employment, Employee had access or potential access to information regarding the proposed plans or the business in which Employer engaged;

b)	take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business similar to that of Employer anywhere within the Market Area. Notwithstanding the foregoing, the Employee is permitted hereunder to own, directly or indirectly, up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

c)	call on, service or solicit competing business from customers or prospective customers of Employer if, within the twelve (12) months before the termination of Employee’s employment, Employee had or made contact with the customer, or had access to information and files about the customer; or

d)	call on, solicit or induce any employee of Employer whom Employee had contact with, knowledge of, or association with in the course of employment with Employer to terminate employment from Employer, and will not assist any other person or entity in such activities.

6.4 Non-Competition Covenant Reasonable. The parties to this Agreement hereby agree that the non-competition provisions set forth in this Article VI are ancillary to this Agreement, which is an otherwise enforceable agreement. Employee agrees that any work performed by Employee for any competitor of Employer during the Non-Competition Period inevitably would lead to Employee’s unauthorized use of Employer’s Confidential Information, even if such use were unintentional. Because it would be impossible, as a practical matter, to monitor, restrain, or police Employee’s use of such Confidential Information other than by Employee’s not working for a competitor, Employee agrees that restricting such employment as set forth in this Agreement is the narrowest way to protect Employer’s interests, and the narrowest way of enforcing Employee’s consideration for the receipt of Employer’s specialized training and Confidential Information (namely, Employee’s promise not to use or disclose that Confidential Information and/or specialized training).

6.5 Consideration. In consideration for the above obligations of the Employee, Employer agrees to provide Employee with immediate access to Confidential Information relating to Employer’s business and to highly specialized training regarding Employer’s methodologies and business strategies, which will enable Employee to perform his or her job for Employer. Employee also will have immediate access to, or knowledge of, new Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources, etc. of Employer. In addition, in exchange for Employee’s promises under this Article VI, Employer will pay Employee a non-competition payment of $25,000 (“Non-Competition Payment”). The Non-Competition Payment will be paid by Employer in full, subject to all required withholding obligations of Employer, on the date of termination of Employee’s employment with Employer.

6.6 Enforcement and Legal Remedies. Employer and Employee acknowledge and agree that breach of any of the covenants made by Employee in this Agreement would cause irreparable injury to Employer, which could not sufficiently be remedied by monetary damages; and, therefore, that Employer shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions, without posting of any bond, and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof. If Employer must bring suit to enforce this Agreement the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.

6.7 Tolling. In the event that Employer shall file a lawsuit in any Court of competent jurisdiction alleging a breach of the non competition provisions of this Agreement by the Employee, then any time period set forth in this Agreement including the time periods set forth above, shall be deemed tolled as of the time such lawsuit is filed and shall remain tolled until such dispute finally is resolved either by written settlement agreement resolving all claims raised in such lawsuit or by entry of a final judgment in such lawsuit and the final resolution of any post-judgment appellate proceedings.

ARTICLE VII

PROPERTY RIGHTS

7.1 Trade Secrets and Confidentiality. During the Term, Employee will have access to and become familiar with Confidential Information owned by Employer and regularly used in the operation of the business of Employer. Employee shall not disclose any such Confidential Information, directly or indirectly, nor use it in any way, either during the Term or at any time thereafter, except as required in the course of his employment with Employer. All Confidential Information, whether or not prepared by Employee, shall remain the exclusive property of Employer and shall not be removed from the premises of Employer under any circumstances without the prior written consent of Employer, provided, however, that Employee may remove such items for the purpose of furthering the business of Employer if such action is consistent with the past practices of Employer. All items removed from the premises of Employer and all copies or summaries thereof shall be returned to Employer upon the termination of Employee.

7.2 Business Plans and Improvements. Employee agrees that he will promptly from time to time fully inform and disclose to Employer all processes, designs, improvements and business plans which he now has or may hereafter have during the term of this Agreement which pertain or relate to the business of Employer or to any experimental work carried on by Employer, whether conceived by Employee alone or with others and whether or not conceived during regular working hours. All such processes, designs, improvements, formulas, business plans, technologies and discoveries shall be the exclusive property of Employer.

ARTICLE VIII

TERMINATION RIGHTS

8.1 Termination for Cause by the Employer. The Employer may terminate Employee’s employment for Cause (as defined hereinafter), such termination to be effective immediately upon written notice to Employee. Any termination of Employee’s employment under this Section 8.1 will not be in limitation of any other right or remedy which the Employer may have under this Agreement, at law, or in equity. The term “Cause” means (i) fraud, embezzlement, theft or misappropriation of funds or other property of the Employer, (ii) self-dealing or gross negligence in the performance by Employee of his duties pursuant to this Agreement, (iii) the repeated failure or refusal by Employee to perform his duties to the Employer as provided herein, other than due to Disability, (iv) the commission by Employee of any willful acts of bad faith or gross misconduct against the Employer, (v) the indictment of Employee for a felony or other criminal act involving dishonesty, whether or not relating to his employment with the Employer, (vi) the repeated breach of a lawful, established policy or procedure of the Employer; provided that with respect to clauses (iii) and (vi), Employer shall give Employee written notice of the breach or other failure on the part of Employee and the actions necessary to correct such breach, if applicable. If Employee fails to cure the breach or failure within twenty (20) days of receipt of such notice or if the breach or failure is incurable, Employer may proceed to terminate Employee’s employment for Cause without further notice.

8.2 Termination by the Company Upon Employee’s Disability. The Employer may terminate Employee’s employment upon a determination of Disability (as defined below), such termination to be effective immediately upon written notice to Employee. The term “Disability” means Employee’s inability to perform his usual services to the Employer because of mental or physical illness or injury for the consecutive days as defined in the Bank’s disability policy then in effect, which inability to perform will be determined by a physician selected by the Employer.

8.3 Termination Upon Employee’s Death. In the event of Employee’s death, Employee’s employment under this Agreement shall immediately terminate.

8.4 Termination by Employer Other Than for Cause, Disability or Death. Notwithstanding anything to the contrary contained in this Agreement, the Employer may terminate this Agreement for any or no reason during the Term (i.e., other than for Cause or Disability), such termination to be effective immediately upon the giving of written notice to Employee from the Employer.

8.5 Termination by Employee. Employee may terminate Employee’s employment at any time and for any reason upon thirty (30) days notice. In the event Employee wishes to terminate Employee’s employment hereunder for Good Reason (as defined below), Employee shall first give the Employer written notice of the breach or other failure on the part of the Employer giving rise to the Good Reason, and the actions necessary to correct such breach or failure. If the Employer fails to cure the breach or failure within twenty (20) days of the receipt of such notice, Employee may proceed to terminate Employee’s employment for Good Reason without further notice. The term “Good Reason” means any action by the Employer which results in a material change in Employee’s position, authority, duties, responsibilities, compensation or location, except as otherwise permitted in the Agreement.

8.6 Certain Payments Following Termination of Employment.

a)

If Employee’s employment with the Employer is terminated by the Employer for Cause or if Employee terminates Employee’s employment without Good Reason, Employee shall thereafter be entitled to receive from the Employer payment of any accrued but unpaid Base Salary, allowances and reimbursements through the date of such termination. Further, if the Employer terminates the Employee for Cause or the Employee terminates without Good Reason, Employee’s obligations set forth in Article VI shall continue during the Non-Competition Period without the payment of any additional consideration.

b)	If Employee’s employment with the Employer is terminated by the Employer for any reason other than for Cause, as a result of Employee’s death or Disability, or if Employee terminates his employment with Employer for Good Reason, Employee shall be entitled to receive from the Employer:

(i)	payment of accrued but unpaid Base Salary, allowances and reimbursements as of the date of termination of Employee’s employment, subject to all required withholding obligations of Employer;

(ii)	payment of Employee’s Base Salary, subject to all required withholding obligations of Employer, for the remaining portion of the Initial Term of this Agreement;

(iii)	payment of all premiums for Employee’s continued participation in the Employer’s medical/dental plan until the earlier of (i) the expiration of the Term, or (ii) the expiration of the Company’s obligation to offer continued coverage under any such plans under applicable law;

(iv)	continuation of the automobile allowance and cell phone allowance under Sections 5.3 and 5.4, respectively, through the Term of this Agreement;

(v)	payment for accrued and unused vacation days as of the date of termination of Employee’s employment, subject to all required withholding obligations of Employer; and

(vi)	reimbursement for incurred business expenses, which remain unpaid as of the effective date of termination.

Payments under (i), (ii), (v) and (vi) shall be made in one lump sum on the date of termination of Employee’s employment or as soon as administratively feasible thereafter, but in no event after the later of (i) the last day of the calendar year in which Executive’s employment terminates, or (ii) the fifteenth (15th) day of the third calendar month following the date of termination of Executive’s employment. Further, Employee’s obligations under Article VI shall continue during the Non-Competition Period and the Employee will receive the Consideration defined in Article 6.5.

Notwithstanding any provision of this Agreement to the contrary, if at the time of Employee’s termination of employment with the Employer, he is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no payment or benefit will be provided under this Section 8.6 until the earliest of (A) the date which is 6 months after the date of Employee’s termination of employment, or (B) the date of Employee’s death. The first sentence of this paragraph shall apply only to the extent required to avoid Employee’s incurrence of any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement (or of any award of compensation) would cause Employee to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Employer shall reform such provision; provided that the Employer shall (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (ii) notify and consult with Employee regarding such amendments or modifications prior to the effective date of any such change.

8.7 Return of Property. Upon the expiration of the Term or the termination of this Agreement or of Employee’s employment hereunder for any reason, Employee (or Employee’s executor or personal representative in the event of Employee’s death or Disability) shall, within ten (10) days thereafter, return to the Employer all property of the Employer, including, but not limited to, all keys, credit cards, and all other property of the Employer in Employee’s possession.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of the Agreement, but each party may change his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

9.2 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

9.4 Modification. This Agreement shall not be amended, modified, or altered in any manner except in writing signed by both parties.

9.5 Failure to Enforce Not Waiver. Any failure or delay on the part of either Employer or Employee to exercise any remedy or right under this Agreement shall not operate as a waiver. The failure of either party to require performance of any of the terms, covenants, or provisions of this Agreement by the other party shall not constitute a waiver of any of the rights under the Agreement. No forbearance by either party to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred. No covenant or condition of this Agreement may be waived except by the written consent of the waiving party. Any such written waiver of any term of this Agreement shall be effective only in the specific instance and for the specific purpose given.

9.6 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Article VI shall survive early termination or expiration of the Term of this Agreement.

9.7 Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect, as if this Agreement has been executed without any such invalid provisions having been included. Such invalid provision shall be reformed in a manner that is both (i) legal and enforceable, and (ii) most closely represents the parties’ original intent.

9.8 Attorney’s Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled.

9.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Employer and Employee, and their respective heirs, executors, administrators, successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of Employer and any entity or person that acquires all or substantially all of the assets of Employer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the date first written above.

PROSPERITY BANK, EMPLOYER

By:	/S/ DAVID ZALMAN
David Zalman Senior Chairman and Chief Executive Officer

EMPLOYEE

By:	/S/ HARVEY E. ZINN
Harvey E. Zinn